EXHIBIT 99

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
414-319-8509

JOY GLOBAL INC. ANNOUNCES FIRST QUARTER
FISCAL 2013 OPERATING RESULTS

Milwaukee, WI – February 27, 2013 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal 2013 results.

Net sales in the first quarter were up 1 percent to $1.1 billion compared to the same period last year.  Operating income was $221 million in the first quarter of 2013, compared to operating income of $214 million in the first quarter of 2012, and was 19 percent of sales in both years.  Income from continuing operations was $142 million or $1.33 per fully diluted share for both periods.  First quarter bookings decreased 29 percent to $1.0 billion in fiscal 2013 compared to the first quarter of last year.

First Quarter Operating Results

“Our results for the first quarter demonstrate continued strong execution,” said Mike Sutherlin, President and Chief Executive Officer.  “We are also starting to see benefits from strategic actions to lower our cost base.  Both are important as we continue to adjust to headwinds in the mining sector.  Although there are growing examples that commodity fundamentals are beginning to turn positive, we expect some delay in translating that into increased mine expansion projects due to a much more cautionary stance on capital deployment by our customers.  Despite the current challenges, we see this as an opportunity to streamline and improve the efficiency of our business, and that continues to be our focus.  We have demonstrated our ability to respond to growth, and our focus on lowering our cost base will not cause us to miss upside opportunity.”

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Bookings - (in millions)
	Quarter Ended
	January 25, 2013	January 27, 2012	% Change

Underground Mining Machinery	$537.7	$806.5	(33.3)%
IMM	61.1	15.6
Total Underground Mining Machinery	598.8	822.1	(27.2)%
Surface Mining Equipment	502.9	671.1	(25.1)%
Eliminations	(77.0)	(59.3)

Total Bookings	$1,024.7	$1,433.9	(28.5)%

Bookings decreased 29 percent to $1.0 billion in the first quarter of fiscal 2013.  The current quarter includes three months of IMM results, while the first quarter of last year included one month.  Excluding IMM, orders decreased 32 percent compared to the first quarter of last year.  Aftermarket orders declined 21 percent and original equipment orders were down 44 percent.  The stronger U.S. dollar reduced current quarter bookings by $5 million compared to the first quarter of last year.  On a sequential basis, current year first quarter aftermarket and original equipment bookings decreased 20 percent and 26 percent, respectively, from the fourth quarter of last year. The fourth quarter of last year included roof supports sold into Australia and a multiple unit order for wheel loaders into South America that did not repeat.

Bookings for underground mining machinery decreased 27 percent in comparison to last year’s first quarter.  Original equipment orders were down 30 percent compared to the first quarter of last year, largely due to longwall system orders sold into Australia and in the U.S. in the prior year and a year over year decline in room and pillar orders in the U.S.  Aftermarket orders decreased 24 percent, with declines in all regions.  Orders for underground original equipment and aftermarket bookings were negatively impacted by foreign exchange of $3 million compared to the first quarter of last year.

Bookings for surface mining equipment were down 25 percent.  Original equipment orders were down 34 percent from the bookings in the first quarter of last year, while aftermarket bookings decreased 18 percent.  Original equipment and aftermarket orders were down in all regions.  Current quarter surface orders for original equipment and aftermarket were negatively impacted by foreign exchange of $2 million.

Backlog at the end of the first quarter was $2.4 billion compared to $2.6 billion at the beginning of fiscal 2013.

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Net Sales - (in millions)
	Quarter Ended
	January 25, 2013	January 27, 2012	% Change

Underground Mining Machinery	$532.6	$628.8	(15.3)%
IMM	57.5	10.5
Total Underground Mining Machinery	590.1	639.3	(7.7)%
Surface Mining Equipment	605.5	532.3	13.7%
Eliminations	(45.7)	(35.4)

Total Net Sales	$1,149.9	$1,136.2	1.2%

Net sales increased 1 percent from a year ago to $1.1 billion in the first quarter. IMM contributed incremental sales of $47 million to the first quarter.  Original equipment sales increased 3 percent and aftermarket sales decreased 1 percent compared to the prior year period.  Changes in foreign exchange rates increased net sales by $4 million in the first quarter compared to a year ago.

Net sales of underground mining machinery declined 8 percent in the first quarter compared to a year ago.  Excluding the incremental sales from IMM, original equipment shipments decreased 26 percent and aftermarket shipments declined 6 percent from the prior first quarter.  The original equipment sales decline was driven by a soft U.S. coal market partially offset by higher shipments in Australia.  Lower aftermarket sales in the U.S., which were down due to production  declines in the domestic coal market, were partially offset by increased shipments in China, Australia and Africa.

Net sales of surface mining equipment were 14 percent higher than the same period last year. Original equipment sales increased 25 percent with aftermarket sales up 6 percent.  Original equipment and aftermarket sales increases were up in all regions except China and North America compared to the prior year period.

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Operating Profit - (in millions)
	Quarter Ended
	January 25,	January 27,	Return on Sales
	2013	2012	2013	2012

Underground Mining Machinery	$98.2	$131.0	18.4%	20.8%
IMM	10.3	0.8	17.8%	7.8%
Total Underground Mining Machinery, before unusuals	108.5	131.8	18.4%	20.6%
Surface Mining Equipment, before unusuals	136.6	103.1	22.6%	19.4%
Corporate Expenses	(12.6)	(12.8)
Eliminations	(13.6)	(8.1)
Subtotal, Before Unusual Items	218.9	214.0	19.0%	18.8%

Restructuring charges
Underground	(0.4)	-
Surface	(0.9)	-
Excess Purchase Accounting
LeTourneau	-	(5.9)
IMM	3.8	(0.3)
IMM Gain & Equity Accounting	-	20.2
Acquisition Costs	(0.2)	(14.3)

Total Operating Profit	$221.2	$213.7	19.2%	18.8%

Operating profit for the first quarter of fiscal 2013 totaled $221 million, up $7 million or 3% compared to the first quarter of 2012.  Excluding the unusual items listed in the table above, operating profit totaled $219 million, up $5 million compared to the prior period.  Incremental operating profit from IMM and lower selling, general and administration costs in the current quarter more than offset the impact from increased period costs.  Return on sales of 19 percent was flat with the prior year period.  Restructuring activites continued in the quarter to better align the company’s cost structure to anticipated future requirements.

The current quarter operating profit from IMM totaled $10 million, excluding a $4 million gain from the true-up of first year excess purchase accounting charges associated with finalizing the valuation of the acquired order backlog.

The effective income tax rate was 31.0 percent in the current quarter compared to 27.9 percent in the first quarter of 2012.  The prior year quarter included $2 million of permanent tax differences arising from the share gain and acquisition costs associated with the IMM transaction and $4 million of net favorable discrete tax benefits.  The effective income tax rate excluding discrete tax adjustments and the permanent tax differences would have been 31.0 percent in the first quarter of 2012.

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Impact of Unusual Items on Earnings Per Share

	Quarter Ended
	January 25, 2013		January 27, 2012
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS

Income from continuing operations, attributable to Joy Global Inc., as reported	$142.1	$1.33	$142.4	$1.33

Add:
LeTourneau excess purchase accounting, net of tax	-	-	4.1	0.04
IMM excess purchase accounting, net of tax	-	-	0.2	-
Acquisition costs, net of tax	0.1	-	13.1	0.12
Restructuring charges, net of tax	0.9	0.01	-	-

Deduct:
Net discrete tax benefits	0.3	-	4.2	0.04
IMM excess purchase accounting, net of tax	2.9	0.03	-	-
IMM equity and gain on shares	-	-	20.2	0.19

Income from continuing operations attributable to Joy Global Inc., before acquisition activities and unusual items	$139.9	$1.31	$135.4	$1.26

The table above lists the unusual items that affected first quarter earnings per share compared to the same quarter last year.

Cash provided by continuing operations was $92 million in the first quarter, compared to cash used in continuing operations of $14 million a year ago.  The increase in cash provided by continuing operations during the first quarter was primarily due to the collection of accounts receivable and a reduction in the year over year inventory build.  These benefits were partially offset by a reduction in advance payments resulting from a decline in new original equipment order activity.

Capital expenditures were $55 million in the first quarter of fiscal 2013, compared to $49 million in the prior year first quarter.  The expenditures resulted from the investments in manufacturing capacity in emerging markets and aftermarket service infrastructure.

Market Outlook

After struggling through much of 2012, global economic activity reached its highest level of the year in the fourth quarter. While U.S. fiscal policy was an overhang on the fourth quarter, many other indicators provided encouraging signs for the U.S. economy as 2013 began, including improving labor statistics, strengthening industrial production and recovering residential and non-residential construction.  While Eurozone economic troubles continue, data suggests that the fourth quarter of 2012 could be a bottoming for the region.  However, it is unlikely that the Eurozone will escape recessionary territory during the first half of 2013.

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The Chinese economy is reporting that year over year growth is now improving in numerous key measures, and this has positive implications for global growth.  China GDP rebounded with 8 percent growth during the fourth quarter.  Activity in China’s manufacturing sector increased to an 18-month high in December, while electricity consumption increased at 13 percent for the month, the highest in 11 months.  Trade data from January has also been encouraging.  Chinese imports increased 29 percent in January following 6 percent growth in December, and Chinese exports rose 25 percent during January.

During 2012, the U.S. coal market faced headwinds, primarily due to low natural gas prices. It is estimated that U.S. coal production declined 70 million tons in 2012, a 7 percent drop, as reduced U.S. power generation was only partially offset by increased coal exports.  Increasing natural gas prices from their April lows contributed to a switch back to coal for electricity generation.  After the share of power generation from coal dropped to a low of 32 percent in April of 2012, coal generated 42 percent of U.S. electricity in November. This trend of natural gas to coal switching is likely to continue in 2013.  While coal-fired generation declined 13 percent in 2012, the U.S. coal market is expected to see gains in 2013 as higher natural gas prices and improving economic activity lead to an increase in coal burn.  Although utility stockpiles were down to 185 million tons by year end, they will still need further depletion in 2013 and this could restrict coal deliveries to power stations.  One of the strongest drivers of U.S. coal in 2012 was the export market, as U.S. coal producers found demand for excess thermal coal from increased coal burn in Europe and the record level of imports by China and India.  The U.S. exported 124 million tons of coal in 2012, a 15 percent increase from 2011.  Exports are expected to come off their record pace, but remain at historically high levels in 2013.

Seaborne thermal coal markets remained steady over the final months of 2012. While seaborne prices are down nearly 25 percent since January 2012, increased imports by China and India have helped to support the market.  China coal imports increased in December to 29 million tonnes and full-year 2012 imports reached 289 million tonnes, a 30 percent increase from 2011.  India, driven by a 13 percent increase in coal-fired generation during the year, saw a 23 percent increase in thermal coal imports to 108 million tonnes.   In 2012, seaborne thermal coal markets also found support from Japan and Europe as higher natural gas prices and concern over nuclear power shifted the generating mix to coal.  Through November of 2012, Japan’s thermal coal imports rose 9 percent and Europe’s increased 16 percent.  A supply surplus remains in the global thermal coal market, and this has kept recent prices range-bound between $85 to $95 dollars per tonne.  The supply surplus and this pricing level continue to pressure high cost producers of thermal coal.

Global steel production in the fourth quarter increased by 3.5 percent year-over-year.  Most of this production growth came from China and North America.  With global steel demand expected to increase further in 2013, steel mills have begun to replenish depleted inventories of metallurgical coal and iron ore, which has provided further support to prices.  Chinese iron ore stockpiles were in the range of 90 to 100 million tonnes for most of 2012, but by the end of January they were reduced significantly to 68 million tonnes.  After reaching lows near $80 per dry metric ton range in September, seaborne iron ore prices have rebounded nearly 83 percent and remained near $150 per dry metric ton for the last two months.

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Metallurgical coal is following a similar path, with expected additional demand in 2013 due to increased global steel production.  After reaching lows in September of $140 per metric ton, metallurgical coal prices have increased 21 percent to reach $170 per metric ton.  Metallurgical coal prices are expected to continue moving up as demand improves through 2013.

Global copper markets remain strongly positioned with improving demand expected from the global economic outlook. Refined copper was in supply deficit by approximately 250,000 tonnes for the year 2012. In 2013, completion of several mine expansions should increase mine supply, reducing the deficit.  However, production disruptions due to labor strife, weather or geology are normal, and production targets have seldom been met.  In addition, most of the projected production increases in 2013 are expected to come from high risk areas, such as central Africa, increasing the likelihood of supply shortfall.  Demand could also surprise to the upside with continued improvement in the China economy.

The Company believes that the increasing number of key indicators that are turning positive will begin to increase commodity demand and provide support for prices.  Although timing is uncertain, this will lead to additional approvals for mine expansions.

Company Outlook

“Through most of 2012, the outlook for our company was focused on the number and timing of mine expansion projects that could provide upside opportunity to our order run rate,” continued Sutherlin.  “This quarter’s decline in aftermarket orders expands the focus.

We evaluate our aftermarket on a sequential basis as well as year over year because of the quick turn of orders into shipments.  The sequential decline in aftermarket orders from the fourth quarter was concentrated in three regions, and was a mixture of anticipated softness and timing issues.  We had expected near term softness in aftermarket orders in Australia, as customers there cope with margin pressure from lower commodity prices and increasing costs.  Although the cost increases were largely from non-operating factors, such as capital expenditure overruns, increased taxes and adverse exchange rates, miners deployed broader efforts to reduce costs.  This has primarily resulted in reduction of general contractor activities, but also slowed decisions on normal parts and services that we provide.  The resulting order reductions are not sustainable, and we expect aftermarket order rates in Australia to return to normal.

We also had sequential aftermarket order rate declines in markets that have strong outlooks, but these are due to timing.  South America is a region with our strongest outlook, and yet timing issues significantly reduced this quarter’s aftermarket orders.  Aftermarket order rates for Africa were slowed by labor unrest despite a number of projects in progress to increase production of both coal and iron ore.  These three regions—Australia, South America and Africa—accounted for most of this quarter’s sequential decline in aftermarket orders, and we believe these markets will recover.  These examples indicate that our aftermarket orders may continue to experience variability until demand reduces the supply surplus that currently exists in a number of commodities.

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While some regions have underperformed, we are seeing encouraging signs from the U.S. coal market.  After four quarters of sequential decline, both original equipment and aftermarket orders stabilized over our first quarter.  U.S. aftermarket orders have declined more than end-use consumption as our customers reduced the parts inventories they hold at mine site and stretched the time between rebuilds.  Parts orders should continue to return to end-use consumption levels, and delayed rebuilds require increased work and therefore their impact is mostly timing.

The timing of mine expansion projects has a major impact on our company outlook, and we expect these projects to continue to move slowly and to be lumpy.  Many of our customers have new management, and their focus has moved from volume to returns.  They are systematically re-evaluating all of their capital expenditures, and this continues to delay decisions.  We maintain a project list of mine expansion prospects that we expect to reach equipment selection in the next twelve months.  Our customers’ reassessment of their capital expenditures has created increased activity with the projects on this list.  A number of projects have been delayed outside the horizon tracked by this report, but there have also been a significant number of projects moved onto the list.  As a result, this list has stabilized during the current quarter, after several quarters of sequential declines.  The quality of the list has also substantially improved.  In combination, this raises our outlook.  This is consistent with other leading indicators, such as electricity demand and steel production in China and construction activity in the U.S.

However, we think it will take time before those leading indicators translate into increased capital expenditures by our customers.  Our customers will let demand improvement reduce the supply surplus and provide pricing support before they add capacity.  This means that unless projects are already deep in process, decisions are not likely to be made before the second half of this year, and therefore will not impact our revenues before next year.

When all of these factors are considered, we expect our base order rates, before major projects, to remain effectively flat at recent run rates throughout this fiscal year.  In addition, we feel confident that at least one or two major projects will add to 2013 bookings.  We expect our aftermarket orders to recover from the first quarter levels, but they may not reach last year’s level for the full year.  Our restructuring cost reduction initiatives remain on track, and will enable us to maintain our target for decremental operating margins.  As a result, we continue to be comfortable with our previous guidance of earnings per fully diluted share between $5.75 and $6.35 on revenues of $4.9 billion to $5.2 billion, including $25 million of planned restructuring charges in 2013 with resulting savings not realized until 2014.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s first quarter results at 11:00 a.m. EST on February 27, 2013.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code 7285398, at least 15 minutes prior to the 11:00 a.m. EST start time of the call.  A rebroadcast of the call will be available until the close of business on March 29, 2013 by dialing 888-203-1112 or 719-457-0820, access code 7285398.

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Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on March 20, 2013.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential”  “predict,”  “will be,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on first-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

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JOY GLOBAL INC.
 SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
 (In thousands except per share amounts)

	Quarter Ended
	January 25, 2013	January 27, 2012

Net sales	$1,149,877	$1,136,201
Costs and expenses:
Cost of sales	773,149	772,776
Product development, selling and administrative expenses	157,281	171,356
Other income	(1,705)	(21,677)
Operating income	221,152	213,746

Interest expense, net	15,153	16,077
Income from continuing operations before income taxes	205,999	197,669

Provision for income taxes	63,860	55,150

Income from continuing operations	142,139	142,519
Income from continuing operations attributable to non-controlling interest	-	(109)
Income from continuing operations attributable to Joy Global Inc.	142,139	142,410

Income from continuing operations	142,139	142,519
Loss from discontinued operations, net of income taxes	(2)	(58)

Net income	142,137	142,461
Net income attributable to non-controlling interest	-	(109)

Net income attributable to Joy Global Inc.	$142,137	$142,352

Basic earnings per share:
Continuing operations	$1.34	$1.35
Discontinued operations	-	-
Net income	$1.34	$1.35

Diluted earnings per share:
Continuing operations	$1.33	$1.33
Discontinued operations	-	-
Net income	$1.33	$1.33

Dividends per share	$0.175	$0.175

Weighted average shares outstanding:
Basic	106,242	105,405
Diluted	107,237	106,752

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(Unaudited)
(In thousands)

	January 25, 2013	October 26, 2012
ASSETS
Current assets:
Cash and cash equivalents	$269,895	$263,873
Accounts receivable, net	1,144,098	1,229,083
Inventories	1,439,622	1,415,455
Other current assets	283,166	247,666
Total current assets	3,136,781	3,156,077

Property, plant and equipment, net	864,794	832,862
Other intangible assets, net	504,220	589,224
Goodwill	1,481,689	1,382,358
Deferred income taxes	52,149	67,101
Other assets	137,165	114,881
Total assets	$6,176,798	$6,142,503

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long term obligations	$60,724	$65,316
Trade accounts payable	390,732	452,236
Employee compensation and benefits	111,257	156,867
Advance payments and progress billings	712,548	669,792
Accrued warranties	87,427	100,646
Other accrued liabilities	342,191	322,813
Current liabilities of discontinued operations	11,581	13,147
Total current liabilities	1,716,460	1,780,817

Long-term obligations	1,294,200	1,306,625

Accrued pension costs	292,623	335,813
Other non-current liabilities	160,966	142,059

Shareholders' equity	2,712,549	2,577,189

Total liabilities and shareholders' equity	$6,176,798	$6,142,503

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended
	January 25, 2013	January 27, 2012

Operating Activities:
Net income	$142,137	$142,461
Loss from discontinued operations	2	58
Depreciation and amortization	20,095	26,779
Other, net	(35,202)	(85,056)

Changes in Working Capital Items Attributed to Continuing Operations, net of acquisition:
Accounts receivable, net	100,405	38,988
Inventories	(29,327)	(167,210)
Trade accounts payable	(56,717)	(51,789)
Advance payments and progress billings	43,812	121,894
Other working capital items	(93,140)	(40,269)
Net cash provided (used) by operating activities - continuing operations	92,065	(14,144)
Net cash used by operating activities - discontinued operations	(1,571)	(4,363)
Net cash provided (used) by operating activities	90,494	(18,507)

Investing Activities:
Acquisition of International Mining Machinery, net of cash acquired	-	(513,761)
Withdrawal of cash held in escrow	-	589,686
Property, plant, and equipment acquired	(54,588)	(49,435)
Other - net	2,846	151
Net cash (used) provided by investing activities	(51,742)	26,641

Financing Activities:
Share-based payment awards	4,534	19,476
Dividends paid	(18,542)	(18,397)
Financing fees	-	(1,628)
Debt repayments	(17,202)	(10,571)
Net cash used by financing activities	(31,210)	(11,120)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,520)	(2,089)

Increase (Decrease) in Cash and Cash Equivalents	6,022	(5,075)

Cash and Cash Equivalents at the Beginning of Period	263,873	288,321

Cash and Cash Equivalents at the End of Period	$269,895	$283,246

Supplemental cash flow information:
Interest paid	$16,186	$16,747
Income taxes paid	56,040	19,900

Depreciation and amortization by segment:
Underground Mining Machinery	$6,542	$9,975
Surface Mining Equipment	12,842	16,757
Corporate	711	47
Total depreciation and amortization	$20,095	$26,779

 Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 25, 2013	January 27, 2012	Change

Net Sales By Segment:
Underground Mining Machinery	$590,110	$639,303	$(49,193)	-7.7%
Surface Mining Equipment	605,483	532,306	73,177	13.7%
Eliminations	(45,716)	(35,408)	(10,308)
Total Sales By Segment	$1,149,877	$1,136,201	$13,676	1.2%

Net Sales By Product Stream:
Aftermarket Revenues	$625,883	$629,412	$(3,529)	-0.6%
Original Equipment Revenues	523,994	506,789	17,205	3.4%
Total Sales By Product Stream	$1,149,877	$1,136,201	$13,676	1.2%

Net Sales By Geography:
United States	$427,392	$486,226	$(58,834)	-12.1%
Rest of World	722,485	649,975	72,510	11.2%
Total Sales By Geography	$1,149,877	$1,136,201	$13,676	1.2%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$111,883	$131,508	19.0%	20.6%
Surface Mining Equipment	135,680	97,210	22.4%	18.3%
Corporate	(12,832)	(6,859)
Eliminations	(13,579)	(8,113)
Total Operating Income	$221,152	$213,746	19.2%	18.8%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 25, 2013	January 27, 2012	Change
Bookings By Segment:
Underground Mining Machinery	$598,767	$822,069	$(223,302)	-27.2%
Surface Mining Equipment	502,952	671,138	(168,186)	-25.1%
Eliminations	(77,027)	(59,286)	(17,741)
Total Bookings By Segment	$1,024,692	$1,433,921	$(409,229)	-28.5%

Bookings By Product Stream:
Aftermarket Bookings	$588,544	$752,620	$(164,076)	-21.8%
Original Equipment Bookings	436,148	681,301	(245,153)	-36.0%
Total Bookings By Product Stream	$1,024,692	$1,433,921	$(409,229)	-28.5%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	January 25, 2013	October 26, 2012	July 27, 2012	April 27, 2012
Backlog By Segment:
Underground Mining Machinery	$1,349,754	$1,341,097	$1,490,593	$1,744,980
Underground Backlog Adjustment	-	-	-	(118,725)
Adjusted Underground Mining Machinery	1,349,754	1,341,097	1,490,593	1,626,255
Surface Mining Equipment	1,167,291	1,333,098	1,492,961	1,668,702
Eliminations	(77,679)	(109,644)	(145,854)	(152,826)
Total Backlog By Segment	$2,439,366	$2,564,551	$2,837,700	$3,142,131

Backlog By Product Stream:
Aftermarket Backlog	$728,676	$766,014	$840,139	$907,604
Aftermarket Backlog Adjustment	-	-	-	(18,638)
Adjusted Aftermarket Backlog	728,676	766,014	840,139	888,966
Original Equipment Backlog	1,710,690	1,798,537	1,997,561	2,353,252
Original Equipment Backlog Adjustment	-	-	-	(100,087)
Adjusted Original Equipment Backlog	1,710,690	1,798,537	1,997,561	2,253,165
Total Backlog By Product Stream	$2,439,366	$2,564,551	$2,837,700	$3,142,131

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC